October 21, 2014

First Busey Announces 2014 Third Quarter Earnings
Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress from the third quarter of 2013:

•Net income available to common stockholders of $8.9 million, up 27.1%	•Announced expected acquisition of Herget Financial Corp.
•Fully-diluted earnings per common share of $0.10, up 25.0%	•Total average loans of $2.346 billion, up 8.5%
•Dividend per share of $0.05, up 25.0%	•Total non-interest expense of $26.3 million, down 3.9%
•Non-performing loans of $8.7 million, down 53.2% year-over year	•Return on average assets of 1.0%, up from 0.8%

First Busey Corporation's net income for the third quarter of 2014 was $9.1 million and net income available to common stockholders was $8.9 million, or $0.10 per fully-diluted common share.  Net income increased from the third quarter of 2013, when the Company reported net income of $7.9 million and net income available to common stockholders of $7.0 million, or $0.08 per fully-diluted common share.  Net income available to common stockholders also grew 12% on a linked-quarter basis.  For the second quarter of 2014, the Company reported net income of $8.2 million and net income available to common stockholders of $8.0 million, or $0.09 per fully-diluted common share.

The Company's year-to-date net income through September 30, 2014 was $25.2 million and net income available to common stockholders was $24.6 million, or $0.28 per fully-diluted common share, compared to net income of $21.8 million and net income available to common stockholders of $19.1 million, or $0.22 per fully-diluted common share, for the comparable period of 2013.

Net interest income of $25.9 million in the third quarter of 2014 increased from $25.0 million in the second quarter of 2014, and $25.2 million recorded in the third quarter of 2013.  Net interest income for the first nine months of 2014 was $75.5 million compared to $75.1 million for the same period of 2013.  Gross loans at September 30, 2014 increased $55.8 million from June 30, 2014, despite a drop in held for sale loans of $8.2 million during the period.  Gross loans increased to $2.380 billion at September 30, 2014 from $2.324 billion at June 30, 2014 and $2.251 billion at September 30, 2013, led by growth in commercial loans.

Robust loan growth during 2013 pushed Small Business Lending Fund qualified credits above certain thresholds required to meaningfully reduce costs of the Company's preferred stock dividend beginning in 2014.  Dividends paid on the preferred stock totaled $0.5 million for the first nine months of 2014 compared to $2.7 million for the comparable period of 2013.  In addition, credit quality and related costs continued to improve.  As net charge-offs and non-performing loans trended significantly lower, the provision for loan loss fell to zero in the third quarter of 2014, a decrease from $1.0 million in the second quarter of 2014 and $2.0 million in the third quarter of 2013.  For the first nine months of 2014, the provision for loan loss was $2.0 million, compared to $6.0 million for the same period of 2013.  With a continued commitment to the quality of assets and the strength of our balance sheet, near-term losses are expected to remain at notable lows.

Overall deposit levels have continued a relatively steady course totaling $2.825 billion at September 30, 2014 compared to $2.862 billion at June 30, 2014 and $2.880 billion at September 30, 2013.  For the three months ended September 30, 2014, average total deposits were $2.867 billion compared to $2.869 billion for the three months ended September 30, 2013, moderating by less than 0.1% or $0.002 billion over the prior year.  Average deposit costs decreased to 17 basis points for the three months ended September 30, 2014 compared to 18 basis points for the three months ended June 30, 2014 and 23 basis points for the three months ended September 30, 2013.  Non-interest bearing deposits of $579.6 million at September 30, 2014 decreased from $605.3 million at June 30, 2014 but rose from $543.7 million at September 30, 2013.  The Company remained strongly core deposit funded at 76.1% of total assets as of September 30, 2014, with solid liquidity and significant market share in the communities it serves.

During the third quarter of 2014, as part of ongoing balance sheet strategy, the Company undertook a modest level of long-term debt due to low interest rates and attractive funding options available in the market.  The Company executed $30.0 million in FHLB overnight discount note indexed advances with an average cost of 8 basis points for the three months ended September 30, 2014.  The variable rate notes range in maturity from seven to ten years with options to prepay at par prior to maturity.

Capital Strength:  At the end of the third quarter of 2014, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under regulatory guidance.  Further, First Busey Corporation's Tangible Common Equity (TCE) increased to $332.3 million at September 30, 2014 from $328.7 million at June 30, 2014 and from $314.9 million at September 30, 2013.  TCE represented 9.51% of tangible assets at September 30, 2014 compared to 9.44% at June 30, 2014 and 8.98% at September 30, 2013.1
The Company's strong capital levels have allowed it to provide a steady return to its shareholders through dividends, and also allowed it to raise its quarterly dividend earlier this year.  The Company will pay a cash dividend on October 24, 2014 of $0.05 per common share to stockholders of record as of October 17, 2014, which represents a 25% increase from the quarterly dividend of $0.04 per common share paid in October 2013. First Busey Corporation has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

Asset Quality:  While much internal focus has been directed toward organic growth, the Company's commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  As of September 30, 2014, the Company reported non-performing loans of $8.7 million, which reflected the lowest level in over six years.  Net charge-offs for the third quarter of 2014 also reflected yet another low at $0.4 million for the quarter, compared to $1.0 million for second quarter of 2014 and $2.5 million for the third quarter of 2013.  Net charge-offs for the first nine months of 2014 were $2.6 million, compared to $6.0 million for the same period of 2013.  In addition, the Company recorded a $2.0 million recovery early in the fourth quarter of 2014 that was considered when determining whether to record a third quarter provision expense, along with other standard GAAP measures.  While these improvements are encouraging, many asset quality metrics remain dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.

Fee-based Businesses:  Busey Wealth Management's net income of $1.2 million for the third quarter of 2014 seasonally declined from $1.4 million for the second quarter of 2014 but was comparable to the third quarter of 2013.  Busey Wealth Management's net income for the first nine months of 2014 was $3.6 million as compared to $3.1 million for the first nine months of 2013.  Assets under care increased to $5.0 billion as of September 30, 2014 compared to $4.7 billion at September 30, 2013.  FirsTech's net income of $0.3 million for the third quarter of 2014 was comparable to the second quarter of 2014 and increased from the third quarter of 2013 by 24.3%.  FirsTech's year-to-date net income of $1.0 million increased from $0.8 million for the comparable period of 2013, primarily on growth in electronic processing revenues, including online and mobile services.

Revenues from trust, brokerage and commissions and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 54.3% of the Company's non-interest income for the first nine months of 2014, providing a balance to traditional banking activities.  Furthermore, the Company believes the boutique services offered to ultra-high net worth clients by Trevett Capital Partners within its suite of wealth services broadens its business base and enhances its ability to further develop revenue sources.

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax-effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax-effected goodwill and intangibles at the end of the reporting period.

Trust fees decreased to $4.2 million for the third quarter of 2014 compared to $5.1 million for the second quarter of 2014, but increased from $4.0 million for the third quarter of 2013. The decline from the second quarter of 2014 was due to seasonal farm management and tax preparation fees realized in the second quarter; however, farm income is expected to seasonally increase in the fourth quarter of 2014. Trust fees for the first nine months of 2014 were $14.9 million compared to $14.0 million in the same period of 2013.

Operating Performance:  The Company continues to prioritize strengthening its balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  An active business outreach across the Company's footprint continues to support ongoing business expansion, while further improvement in operating expenses reflects the important focus on cost control and productivity.  Specific areas of operating performance are detailed as follows:

•Net interest margin increased to 3.19% for the third quarter of 2014 compared to 3.13% for the second quarter of 2014 and held relatively steady from 3.20% for the third quarter of 2013.  The net interest margin for the first nine months of 2014 was also relatively stable at 3.15% compared to 3.16% for the same period of 2013.  Average loan balances for the three months ended September 30, 2014 grew 4.3% compared to the three months ended June 30, 2014 and 8.5% compared to the three months ended September 30, 2013, and also grew 8.7% for the nine month period ended September 30, 2014 compared to the same period in 2013, positively influencing net interest margin, while a highly competitive loan environment and a prolonged period of low interest rates continued to put downward pressure on yields and margins.
•Gain on sales of loans increased to $1.3 million for the third quarter of 2014, an 8.5% increase from the $1.2 million reported for the second quarter of 2014, but decreased from $2.7 million in the third quarter of 2013.  Year-to-date gain on sales of loans through September 30, 2014 was $3.6 million compared to $8.9 million in the same period of 2013 due to lower refinance volume as a result of market-based influences and higher interest rates.  Retail real estate portfolio balances grew by $47.4 million to $575.1 million on September 30, 2014 from $527.7 million on September 30, 2013, excluding held for sale loans.  Total mortgage production is reflected in both the gain on loans sold and the balances of loans retained in the retail real estate portfolio, and the mix of sales versus retention may vary over time.
•Salaries and wages and employee benefits decreased to $14.9 million in the third quarter of 2014 as compared to $15.0 million in the second quarter of 2014 and $15.6 million in the third quarter of 2013.  In the first nine months of 2014, salaries and wages and employee benefits decreased to $45.0 million as compared to $48.1 million for the same period of 2013.  An ongoing commitment to seek sensible opportunities to reduce cost and enhance productivity resulted in personnel reductions and other cost containment efforts that have contributed to positive expense trends.
•Data processing expense in the third quarter of 2014 decreased to $2.6 million compared to $2.7 million in the second quarter of 2014 and is consistent with the third quarter of 2013.  Data processing expense totaled $8.1 million for the first nine months of 2014, compared to $7.8 million for the same period of 2013.  As the Company manages data processing expense, it continues to enhance its mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.  A portion of the increase in data processing expense was also related to supporting new sources of revenue growth at FirsTech.

Overview and Strategy:

During the third quarter of 2014, First Busey announced the signing of a definitive agreement to acquire Herget Financial Corp. ("Herget"), headquartered in Pekin, Illinois, with the completion of the transaction subject to customary closing conditions and regulatory approval.  We believe the merger with Herget will allow us to further increase our presence through a proven organization that has a one-hundred year history of providing premier customer service to diverse industry sectors.  By acquiring organizations with a similar philosophy in markets which complement our existing customer base, we intend to expand our franchise through balanced, integrated growth strategies that generate value.  Please reference our Form 8-K, filed on September 26, 2014 for additional information regarding our pending acquisition of Herget.

We are pleased with the sustained earnings momentum and strong performances across a broad spectrum of our businesses.  Net income in each of our operating segments was up by over 14% from the prior year-to-date period.  Comprehensive expense discipline continues to drive improvement in operating costs and efficiency ratios.  Sound asset quality management supported further balance sheet strength, and credit cost reductions benefited our bottom line.

For the second consecutive year, First Busey Corporation was named by Forbes as one of America's most trustworthy companies.  Our associates take great pride in the Company being selected by Forbes as one of America's 50 Most Trustworthy Financial Companies2  for 2014.  This ratings process suggests that its 50 Most Trustworthy Financial Companies have consistently demonstrated clear and conservative accounting practices and solid corporate governance, management and board supervision.  Also in August 2014, Busey was recognized with the StormReady accreditation by the National Weather Service, which recognizes organizations that excel in communication, local warning dissemination, community preparedness, and administration in regards to severe weather.

Our emphasis on maximizing stockholder value is evidenced by the continued growth in earnings per share and our increased quarterly dividend earlier this year.  With our strong capital position, a stable core funding base, and a sound credit foundation, we are actively engaged in growing our Company through both organic and external measures.  As we take pride in our past and look confidently towards our future, we thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

2 ©2014, Forbes Media LLC.  Used with Permission.

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2014	2014	2013	2013	2014	2013
EARNINGS & PER SHARE DATA
Net income	$9,109	$8,185	$6,920	$7,933	$25,181	$21,806
Income available to common stockholders[2]	8,927	8,004	6,012	7,024	24,636	19,081
Revenue[3]	40,115	40,036	39,062	40,781	119,651	123,033
Fully-diluted earnings per share	0.10	0.09	0.07	0.08	0.28	0.22
Cash dividends paid per share[4]	0.05	0.05	0.04	0.04	0.14	0.08

Net income by operating segment
Busey Bank	$8,195	$7,436	$6,173	$6,963	$22,910	$19,243
Busey Wealth Management	1,176	1,401	1,116	1,173	3,579	3,126
FirsTech	322	326	193	259	957	807

AVERAGE BALANCES
Cash and due from banks	$189,836	$239,372	$250,573	$225,180	$237,180	$299,140
Investment securities	830,504	870,818	883,120	924,633	841,208	950,095
Gross loans	2,345,718	2,249,786	2,221,183	2,162,138	2,277,343	2,094,640
Earning assets	3,280,380	3,270,335	3,257,957	3,200,783	3,265,295	3,253,010
Total assets	3,525,124	3,523,428	3,529,936	3,492,360	3,518,818	3,531,690
Non-interest bearing deposits	601,220	592,066	541,242	529,480	587,265	528,544
Interest-bearing deposits	2,265,378	2,295,196	2,332,765	2,339,504	2,289,414	2,374,512
Securities sold under agreements to repurchase	146,230	134,237	157,610	129,485	137,424	131,093
Interest-bearing liabilities	2,472,820	2,484,433	2,545,375	2,523,989	2,483,930	2,563,667
Stockholders' equity-common	353,695	349,410	342,912	336,928	349,430	338,253
Tangible stockholders' equity-common[5]	325,177	320,186	312,169	305,401	320,192	305,950

PERFORMANCE RATIOS
Return on average assets[6]	1.00%	0.91%	0.68%	0.80%	0.94%	0.72%
Return on average common equity[6]	10.01%	9.19%	6.96%	8.27%	9.43%	7.54%
Return on average tangible common equity[6]	10.89%	10.03%	7.64%	9.12%	10.29%	8.34%
Net interest margin[6,7]	3.19%	3.13%	3.12%	3.20%	3.15%	3.16%
Efficiency ratio[8]	63.01%	64.35%	67.61%	64.23%	64.00%	66.00%
Non-interest revenue as a % of revenues[3]	35.41%	37.50%	35.99%	38.13%	36.91%	38.99%

[1] Results are unaudited
[2] Net income available to common stockholders, net of preferred dividend
[3] Revenues consist of interest income plus non-interest income, net of interest expense and security gains/losses
[4] The Company accelerated payment of its first quarter 2013 dividend of $0.04 to December 2012 to provide stockholders with certainty as to the tax treatment of such dividend
[5] Tangible stockholders' equity-common, a non-GAAP metric, is defined as average common equity less average goodwill and intangibles
[6] Annualized and calculated on net income available to common stockholders
7 On a tax-equivalent basis, assuming a federal income tax rate of 35%
[8] Net of security gains and losses and intangible charges

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013
Assets
Cash and due from banks	$179,724	$182,032	$231,603	$198,668
Investment securities	805,449	841,962	842,144	908,260

Commercial loans	1,782,126	1,737,751	1,751,740	1,695,583
Held for sale loans	12,090	20,286	13,840	17,500
Other loans	585,699	566,031	529,720	537,522
Gross loans	$2,379,915	$2,324,068	$2,295,300	$2,250,605

Allowance for loan loss	(47,014)	(47,428)	(47,567)	(47,964)
Premises and equipment	64,369	64,562	65,827	67,148
Goodwill and other intangibles	28,076	28,778	30,257	31,040
Other assets	110,398	113,475	122,011	124,267
Total assets	$3,520,917	$3,507,449	$3,539,575	$3,532,024

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$579,550	$605,346	$547,531	$543,746
Interest checking, savings, and money market deposits	1,729,164	1,718,057	1,739,236	1,727,851
Time deposits	516,680	538,125	582,371	608,255
Total deposits	$2,825,394	$2,861,528	$2,869,138	$2,879,852

Securities sold under agreements to repurchase	157,282	140,563	172,348	156,510
Long-term debt	30,000	-	-	-
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000	55,000
Other liabilities	23,213	23,591	27,725	26,283
Total liabilities	$3,090,889	$3,080,682	$3,124,211	$3,117,645
Total stockholders' equity	$430,028	$426,767	$415,364	$414,379
Total liabilities & stockholders' equity	$3,520,917	$3,507,449	$3,539,575	$3,532,024

Share Data
Book value per common share	$4.11	$4.08	$3.95	$3.94
Tangible book value per common share[2]	$3.79	$3.75	$3.60	$3.58
Ending number of common shares outstanding	86,845	86,831	86,804	86,764

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2014	2014	2013	2013

Gross loans	$2,379,915	$2,324,068	$2,295,300	$2,250,605
Non-performing loans
Non-accrual loans	8,681	11,232	17,164	18,489
Loans 90+ days past due	65	235	195	199
Non-performing loans, segregated by geography
Illinois/ Indiana	5,285	8,273	13,565	14,451
Florida	3,461	3,194	3,794	4,237
Loans 30-89 days past due	6,350	1,766	6,114	2,283
Other non-performing assets	216	1,622	2,133	2,156
Non-performing assets to total loans and non-performing assets	0.38%	0.56%	0.85%	0.93%
Allowance as a percentage of non-performing loans	537.55%	413.60%	274.02%	256.66%
Allowance for loan losses to loans	1.98%	2.04%	2.07%	2.13%
Net charge-offs	414	998	1,897	2,527
Provision expense	-	1,000	1,500	2,000

[1] Results are unaudited except for amounts reported as of December 31, 2013
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Interest and fees on loans	$23,553	$23,096	$68,523	$69,257
Interest on investment securities	3,958	4,140	11,895	12,554
Total interest income	$27,511	$27,236	$80,418	$81,811

Interest on deposits	1,260	1,656	3,928	5,577
Interest on short-term borrowings	41	44	115	143
Interest on long-term debt	1	-	1	125
Junior subordinated debt owed to unconsolidated trusts	298	303	885	905
Total interest expense	$1,600	$2,003	$4,929	$6,750

Net interest income	$25,911	$25,233	$75,489	$75,061
Provision for loan losses	-	2,000	2,000	6,000
Net interest income after provision for loan losses	$25,911	$23,233	$73,489	$69,061

Trust fees	4,182	4,035	14,879	13,956
Commissions and brokers' fees	676	710	2,023	1,819
Fees for customer services	4,750	4,612	13,662	13,328
Remittance processing	2,394	2,105	7,120	6,288
Gain on sales of loans	1,339	2,684	3,554	8,944
Net security gains	-	82	40	82
Other	863	1,402	2,924	3,637
Total non-interest income	$14,204	$15,630	$44,202	$48,054

Salaries and wages	12,591	13,001	37,418	39,342
Employee benefits	2,263	2,580	7,542	8,754
Net occupancy expense	2,086	2,055	6,384	6,340
Furniture and equipment expense	1,250	1,211	3,607	3,687
Data processing expense	2,600	2,606	8,099	7,813
Amortization expense	702	783	2,182	2,349
Regulatory expense	503	545	1,559	1,808
OREO expense	16	(207)	87	394
Other operating expenses	4,287	4,784	12,861	14,239
Total non-interest expense	$26,298	$27,358	$79,739	$84,726

Income before income taxes	$13,817	$11,505	$37,952	$32,389
Income taxes	4,708	3,572	12,771	10,583
Net income	$9,109	$7,933	$25,181	$21,806
Preferred stock dividends	$182	$909	$545	$2,725
Income available for common stockholders	$8,927	$7,024	$24,636	$19,081

Per Share Data
Basic earnings per common share	$0.10	$0.08	$0.28	$0.22
Fully-diluted earnings per common share	$0.10	$0.08	$0.28	$0.22
Diluted average common shares outstanding	87,339	87,076	87,262	87,044

Corporate Profile

First Busey Corporation (Nasdaq: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.5 billion as of September 30, 2014.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2014, Busey Wealth Management's assets under care were approximately $5.0 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.